Exhibit 10.2

ASSET PURCHASE AGREEMENT

AMONG

SLMTI DS LLC

SL MONTEVIDEO TECHNOLOGY, INC.,

AND

ITT TORQUE SYSTEMS, INC.

DATED MAY 22, 2015

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

Exhibits and Schedules:

Exhibit A	Assumed Liabilities
Exhibit B	Excluded Assets
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Deed
Exhibit G	Allocation of Purchase Price
Exhibit H	Form of Guaranty

Schedule 1.1	Permitted Exceptions

Schedule 1.2	Products

Schedule 1.3	Purchased Assets

Schedule 1.4	Additional Purchased Assets

Schedule 2.4	Assigned Contracts

Schedule 2.5	Excluded Liabilities

Schedule 2.8(a)	Working Capital Calculation Sample

Schedule 3.1	Foreign Qualifications of Seller

Schedule 3.3	No Violation

Schedule 3.4	Assets

Schedule 3.5	Affiliated Businesses

Schedule 3.7(a)	Financial Statements

Schedule 3.7(b)	Allotted Charges and Credits

Schedule 3.8	Events Since the Balance Sheet Date

Schedule 3.10(a)	Owned Real Property

Schedule 3.10(c)	Improvements

Schedule 3.10(d)(vi)	Material Plans and Specifications of Owned Real Property

Schedule 3.10(g)	Agreements with Real Estate Broker, Agent or Finder

Schedule 3.10(i)	Condition of Real Property

Schedule 3.10(m)	Owned Real Property Insurance Policy Requirements

Schedule 3.11(c)	Inventory Quality

Schedule 3.11(d)	Personal Property Leases

Schedule 3.12(a)	Contracts and Commitments

Schedule 3.12(c)	Consent or Termination of Contracts

Schedule 3.13(a)	Suppliers and Customers

Schedule 3.14	Insurance

Schedule 3.15	Labor Agreements and Actions

Schedule 3.16(a)	Employee Benefit Plans

Schedule 3.16(d)	Termination of Benefit Plans

Schedule 3.18	Legal Proceedings

Schedule 3.20(b)	Compliance with Laws

Schedule 3.20(c)	Material Adverse Effect and Permits

Schedule 3.20(d)	Governmental Authorization

Schedule 3.20(e)	Product Regulatory Requirements

Schedule 3.21(a)	Compliance with Environmental Laws

Schedule 3.21(b)	Environmental Permits

Schedule 3.21(d)	Hazardous Substances

Schedule 3.21(e)	Environmental Claims

Schedule 3.21(f)	Investigation under Environmental Laws

Schedule 3.23(a)	Industrial Property

Schedule 3.23(c)	Intellectual Property Contracts

Schedule 3.23(h)	Off the Shelf Software

Schedule 3.24(a)	Employees

Schedule 3.24(b)	Vacation and Sick Hours

Schedule 3.26	Powers of Attorney

Schedule 3.27	Accounts Receivable

Schedule 4.3	Required Consents

Schedule 7.1	Offered Employees

Schedule 7.2	Severance Policies

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 22, 2015 by and among SLMTI DS LLC, a Delaware limited liability company (the “Purchaser”), SL Montevideo Technology, Inc., a Minnesota corporation and parent of Purchaser (the “Parent”), and ITT Torque Systems, Inc. an Ohio corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Purchaser and the Parent are affiliated entities;

WHEREAS, the Seller owns the Purchased Assets (as hereinafter defined);

WHEREAS, the parties hereto desire that the Seller sell the Purchased Assets to the Purchaser, and that the Purchaser purchase the Purchased Assets from the Seller;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement the following terms shall have the following respective meanings:

“AAA” has the meaning ascribed thereto in Section 8.10.

“Accounts Payable” means, without duplication, any and all trade and accounts payable of Seller with respect to the Business.

“Accounts Receivable” means accounts receivable (billed and unbilled) and other obligations owed to Seller with respect to the Business.

“Acquired Business” has the meaning ascribed thereto in Section 5.6(a).

“Assigned Contracts” has the meaning ascribed thereto in Section 2.4(a).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached as Exhibit D hereto.

“Associate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, control means ownership of more than 50% of the shares or other equity interest having power to elect directors or persons performing a similar function.

“Assumed Liabilities” means the liabilities of the Seller set forth in Exhibit A.

“Assumed Warranty Obligations” means all Warranty Obligations other than the Excluded Warranty Obligations.

“Balance Sheet Date” has the meaning ascribed thereto in Section 3.7.

“Bill of Sale” means the Bill of Sale in the form attached as Exhibit C hereto.

“Benefit Plans” means plans, contracts, agreements, practices, policies or arrangements, whether oral or written, providing for any bonuses, deferred compensation, pension, retirement benefits, excess benefits, profit sharing, stock bonuses, stock options, stock purchases, life, accident and health insurance, hospitalization, savings, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service awards, company car, scholarship, relocation, or any other employee or executive benefits, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an “employee benefit plan” as defined in Section 3(3) of ERISA, including any Welfare Plan, any Pension Plan, and any Multiemployer Plan.

“Bonds” means the $2,930,000 original principal amount of Massachusetts Development Finance Agency Multi-Mode Variable Rate Industrial Revenue Bonds (Cleveland Motion Controls, Inc. Issue, Series 2001).

“Business” means the Seller’s business of designing and manufacturing engineered motion control products, including brush servo motors, brushless servo motors, incremental encoders, and linear actuators.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Claim” has the meaning ascribed thereto in Section 6.5.

“Closing” has the meaning ascribed thereto in Section 2.2.

“Closing Adjustment” has the meaning set forth in Section 2.8(a)(ii).

“Closing Date” has the meaning ascribed thereto in Section 2.2.

“Closing Payment” has the meaning ascribed thereto in Section 2.1(c).

“Closing Working Capital” means (a) the Current Assets of the Business, less (b) the Current Liabilities of the Business, determined as of the close of business at 11:59 p.m. on the Business Day immediately preceding the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.8(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

“Code” has the meaning ascribed thereto in Section 3.16(b).

“Competing Operations” has the meaning ascribed thereto in Section 5.6(a).

“Contract” means contracts, agreements, purchase orders, plans, leases, licenses and franchises relating primarily or exclusively to the Business.

“Current Assets” means, as of a given date, the Accounts Receivable and Inventory on such date.

“Current Liabilities” means, as of a given date, the Accounts Payable on such date.

“Deed” means the warranty deed in the form of Exhibit F hereto.

“Disability” or “Disabled” means any illness or injury or any other reason that an Offered Employee has missed work, except for taking vacation or personal leave time, or working part-time.

“Dispute” has the meaning ascribed thereto in Section 6.6.

“Disputed Amounts” has the meaning set forth in Section 2.8(c)(iii).

“Effective Benefits Time” has the meaning ascribed thereto in Section 7.3(b)(i).

“Environmental Indemnitee” has the meaning ascribed thereto in Section 6.4(a).

“Environmental Laws” means Laws relating to (i) emission, discharge, release or threatened release of Hazardous Substances, into the environment (including, without limitation, the air, surface water, ground water, land, natural resources or subsurface strata) or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances or (iii) the protection of public health, safety or the environment.

“Environmental Side Letter” means that certain side letter regarding environmental matters concerning the Owned Real Property and facilities previously owned or operated by Seller or its predecessors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means the assets of Seller set forth in Exhibit B.

“Excluded Liabilities” has the meaning ascribed thereto in Section 2.5.

“Existing Surveys” has the meaning ascribed thereto in Section 3.10(a).

“Existing Title Policies” has the meaning ascribed thereto in Section 3.10(a).

“Excluded Warranty Obligations” means all Warranty Obligations that are (i) in excess of an aggregate of $35,000 in any 12-month period, and (ii) incurred during the 18-month period immediately following the Closing.

“Financial Statements” has the meaning ascribed thereto in Section 3.7.

“Fundamental Representations” means, with respect to Seller, the representations and warranties set forth in Sections 3.1 (Organization and Qualification of Seller), 3.2 (Due Authorization; Authority of Seller; Enforceability), 3.4(a) (Assets) and 3.25 (Brokers or Finders) and with respect to Purchaser, the representations and warranties set forth in Sections 4.1 (Corporate Authorization), 4.2 (Due Authorization; Authority of Purchaser and Parent; Enforceability), and 4.5 (Brokers or Finders).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time as applied in a consistent manner by the Seller.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi–governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Guarantor” means ITT.

“Guaranty” means the guaranty attached hereto as Exhibit H.

“Hazardous Substances” means solid waste and pollutants, contaminants, or hazardous or toxic substances, materials or wastes including, but not limited to, (a) those substances defined as hazardous substances or pollutants or contaminants under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (42 U.S.C. Section 9601); (b) those substances defined as hazardous wastes under Section 1004 of the Resource Conservation and Recovery Act, as amended from time to time (42 U.S.C. Section 6903); (c) those substances regulated under the Toxic Substances Control Act, as amended from time to time (15 U.S.C. Sections 2601 et seq.); (d) petroleum, including crude oil or any fraction thereof; and (e) those substances regulated under any applicable Law due to their known or suspected ability to cause harm to human health, safety or the environment.

“Improvements” means buildings and other improvements on the Owned Real Property.

“Indemnitee” has the meaning ascribed thereto in Section 6.5.

“Indemnitor” has the meaning ascribed thereto in Section 6.5.

“Independent Accountant” has the meaning ascribed thereto in Section 2.8(b)(iii).

“Industrial Property” means patents, copyright registrations, mask work registrations, trademark and service mark registrations, domain names, social media accounts and applications for any of the foregoing, relating or used primarily or exclusively in the Business.

“Industrial Property Assignments” means the Trademark and Copyright Assignment and the Domain Name, Social Media Account Assignment related to the Industrial Property.

“Intellectual Property” means Industrial Property and inventions, invention studies (whether patentable or unpatentable), unregistered: designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs embedded in Products, confidential information, license agreements and know-how relating or used primarily or exclusively in the Business.

“Interim Financial Statements” has the meaning ascribed thereto in Section 3.7(a).

“Inventory” to the extent owned by Seller, all estimated work-in-progress including capitalized variances, raw materials, and finished goods used in the Business.

“ITT” means ITT Corporation, an Indiana corporation and the ultimate parent of the Seller.

“Laws” means laws (including, without limitation, common law), ordinances, codes, standards, rulings, orders, directives, decrees, regulations or requirements of any Governmental Authority.

“Liens” has the meaning ascribed thereto in Section 3.4.

“Licensed Intellectual Property” means all Intellectual Property that is licensed to Seller by a third party and is used or held for use in the conduct of the Business.

“Losses” has the meaning ascribed thereto in Section 6.2.

“Major Customer” has the meaning ascribed thereto in Section 3.13(a)(iv).

“Major Supplier” has the meaning ascribed thereto in Section 3.13(a)(i).

“Material Adverse Effect” means any change, event, occurrence, effect, development or circumstance that, individually or in the aggregate with all other changes, events, occurrences, effects, developments or circumstances, is or would reasonably be expected to be likely to be materially adverse to: (a) the Business, assets, liabilities, financial condition or results of operations of the Business, taken as a whole; or (b) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that any change, event, occurrence, effect, development or circumstance arising out of or in connection with (i) changes in global, national or regional political conditions or general business, economic or market conditions, including changes in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets; (ii) changes in the credit, financial, banking, securities or commodities markets (including any disruption thereof and any decline in the price of any security, commodity or any market index, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally), (iii) conditions generally affecting the industry in which the Seller operates, (iv) earthquakes, hurricanes, floods or other natural disasters, (v) hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (vi) changes in any Laws or accounting rules, (vii) any adverse change in or effect on the Business that is cured prior to Closing, or (viii) the public announcement of this Agreement or the transactions contemplated hereby, any action taken by a party hereto in accordance with this Agreement or the consummation of the transactions contemplated hereby, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred, except, with respect to clauses (i) through (vi) of this definition, to the extent such change, event, occurrence, effect, development or circumstance materially disproportionately impacts the Seller as compared to other Persons engaged in the industries in which the Seller conducts the Business.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or other security instrument which is a lien on or title interest in real property or leased real property, including any notes or bonds secured thereby.

“Multiemployer Plan” means multiemployer plan” as defined in Section 3(37) of ERISA.

“Offered Employees” has the meaning ascribed thereto in Section 7.1.

“Owned Real Property” has the meaning ascribed thereto in Section 3.10(a).

“Parent” has the meaning ascribed thereto in the preamble of this Agreement.

“Pension Plan” means “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Permits” means permits, licenses, franchises, certifications, approvals, consents waivers, and other authorizations from public authorities.

“Permitted Exceptions” means: (a) liens for any current real estate or ad valorem taxes or assessments not yet delinquent or being contested in good faith by appropriate proceeding, as disclosed on Schedule 1.1 hereto; and (b) inchoate mechanic’s, materialmen’s, laborer’s, and carrier’s liens and other similar inchoate liens arising by operation of law or statute in the ordinary course of the business of the Business for obligations which are not delinquent and which will be paid or discharged in the ordinary course of such business.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint venture or other entity, or a government entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.8(b)(ii).

“Products” means the products of the Business, including those listed on Schedule 1.2 hereto.

“Purchase Price” has the meaning ascribed thereto in Section 2.1(b).

“Purchased Assets” means all the assets of the Seller used or held for use primarily or exclusively in the Business, other than Excluded Assets, including but not limited to the following:

(a) the Owned Real Property;

(b) the Improvements;

(c) fixed assets, machinery and equipment, including the vehicles listed on Schedule 1.3 hereto, together with all assignable warranties by the manufacturers or sellers of those items, and all maintenance records, brochures, catalogues and other documents and software relates to those items or to the installation or function of those items, which Seller has in its possession or that are in the possession of Seller’s vendors or service providers;

(d) furniture and fixtures;

(e) Inventory;

(f) Accounts Receivable;

(g) prepaid expenses;

(h) the Permits indicated as being transferable to Purchaser and listed on Schedule 3.20(c) and Schedule 3.21(b) hereto;

(i) all Assigned Contracts;

(j) all customer lists and business records;

(k) all Intellectual Property;

(l) goodwill associated with the Business;

(m) supplies;

(n) intangible property rights, including, but not limited to confidentiality, non-competition, non-solicitation and similar obligations related to the Business and all causes of action, claims and rights to recovery or offset of any kind or character arising from or relating to events occurring after the Closing Date concerning the Business, the Purchased Assets or the Assumed Liabilities; and

(o) the other assets listed on Schedule 1.4 hereto.

“Purchaser” has the meaning ascribed thereto preamble of this Agreement.

“Purchaser Indemnitee” has the meaning ascribed thereto in Section 6.2.

“Purchaser’s Welfare Benefits Program” has the meaning ascribed thereto in Section 7.3(b)(i).

“Qualified Benefit Plan” has the meaning ascribed thereto in Section 3.16(b).

“Real Property” means real property and interests in real property.

“Required Consents” means the consents, filings and notices set forth on Schedule 3.12(c), Schedule 3.20(d) and
Schedule 3.21(b).

“Resolution Period” has the meaning ascribed thereto in Section 2.8(b)(ii).

“Restrictions” has the meaning ascribed thereto in Section 3.10(a).

“Restricted Parties” has the meaning ascribed thereto in Section 5.6(a).

“Restricted Period” has the meaning ascribed thereto in Section 5.6(a).

“Review Period” has the meaning ascribed thereto in Section 2.8(b)(i).

“Salaried Employees” has the meaning ascribed thereto in Section 3.24(a).

“Seller” has the meaning ascribed thereto on page 1 of this Agreement.

“Seller’s Knowledge” or “Knowledge of Seller” means the Seller’s knowledge, including the knowledge of James Farley, Richard Duray, and Arvind Ramani, in each case after due inquiry.

“Seller Indemnitee” has the meaning ascribed thereto in Section 6.2.

“Seller Savings Plan” has the meaning ascribed thereto in Section 7.4.

“Seller’s Welfare Benefits Program” has the meaning ascribed thereto in Section 7.3(b)(i).

“Statement of Objections” has the meaning ascribed thereto in Section 2.8(b)(ii).

“Survival Periods” has the meaning ascribed thereto in Section 6.1.

“Target Working Capital” means $1,556,000.

“Tax” means any income, gross receipts, sales, use, real estate, ad valorem, transfer, franchise, withholding, payroll, employment, excise, severance, occupation, premium or property tax or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or other additional amount imposed by any taxing authority.

“Tax Return” means any Tax return, report or form.

“Threshold” has the meaning ascribed thereto in Section 6.3(a).

“Title Insurer” means a reputable title company authorized to do business in the jurisdiction in which the real property in question is located.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Guaranty, Industrial Property Assignments, the Transition Services Agreement, the Deed, and the Environmental Side Letter.

“Transition Services Agreement” means the Transition Services Agreement in the form of Exhibit E hereto.

“Transitioned Employees” has the meaning ascribed thereto in Section 7.1.

“Undisputed Amounts” has the meaning set forth in Section 2.8(c)(iii).

“WARN” has the meaning ascribed thereto in Section 3.24(c).

“Warranty Obligations” means all written warranty obligations with respect to products manufactured and sold by the Seller prior to the Closing Date pursuant to the terms of the warranties issued by the Seller.

“Welfare Plan” means “employee welfare benefit plan” as defined in Section 3(l) of ERISA.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Terms of Purchase and Sale.

Subject to the terms and conditions of this Agreement:

(a) The Seller shall sell, assign and transfer the Purchased Assets and Assumed Liabilities to the Purchaser and the Purchaser shall purchase the Purchased Assets and assume the Assumed Liabilities from the Seller.

(b) In consideration for the Purchased Assets, the Purchaser shall pay to the Seller an aggregate purchase price (the “Purchase Price”) equal to Nine Million Dollars ($9,000,000.00), and assume the Assumed Liabilities. The Purchase Price shall be subject to increase or decrease by the Post-Closing Adjustment, as set forth in Section 2.8.

(c) At Closing, the Purchase Price ($9,000,000.00) shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser no later than two Business Days prior to the Closing Date (the “Closing Payment”).

Section 2.2 The Closing. Consummation of the sale and purchase of the Business (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement at the offices of Day Pitney LLP, One International Place, Boston, Massachusetts, or via the electronic exchange of documents and signatures. The date of Closing is herein called the “Closing Date.” The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered. The Closing shall be deemed effective as of 11:59 p.m., Massachusetts time on the Closing Date.

Section 2.3 Closing Deliveries. At the Closing:

(a)	The Seller shall deliver to the Purchaser the following:

(i)	possession of the Purchased Assets;

(ii)	the Bill of Sale and Assignment and Assumption Agreement, each duly executed by the Seller;

(iii)	the Transition Services Agreement, each duly executed by the Seller;

(iv)	the Deed;

(v)	the Industrial Property Assignments in a form satisfactory to Purchaser, each duly executed by the Seller;

(vi)	a non-foreign person affidavit duly executed by the Seller;

(vii)	evidence that the Required Consents have been obtained or filed, as applicable;

(viii)	the Guaranty, duly executed by the Guarantor; and

(ix)	the Environmental Side Letter, duly executed by Seller and the Guarantor.

(b)	The Purchaser and the Parent shall deliver to the Seller the following:

(i)	the Purchase Price;

(ii)	the Assignment and Assumption Agreement duly executed by the Purchaser;

(iii)	the Transition Services Agreement duly executed by the Purchaser; and

(iv)	the Industrial Property Assignments duly executed by the Purchaser.

Section 2.4 Assignment and Assumption.

(a) The Contracts listed on Schedule 2.4 are included in the Purchased Assets and shall be assigned to the Purchaser at the Closing (the “Assigned Contracts”). Nothing in this Agreement shall be construed as an attempt to assign any Contract which by its terms or by law is not assignable without the consent of the other party or parties thereto, unless such consent shall have been given. The Seller agrees to use commercially reasonable efforts to obtain the consent of any such other party or parties in each case where such consent is required and is requested by the Purchaser. If any Required Consent is not obtained, the Seller will cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser the benefits under any such Assigned Contracts or otherwise provide Purchaser with the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Assigned Contract as of the Closing. All cure costs related to assignment of Assigned Contract shall be paid by the Seller.

(b) To the extent permitted under applicable Law, Seller shall, at Purchaser’s expense, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.04. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

(c) The Purchaser hereby assumes and agrees to pay, perform and discharge when due the Assumed Liabilities.

Section 2.5 Non-Assumption of Liabilities. The Purchaser does not assume any liabilities of the Seller except the Assumed Liabilities, all such liabilities not assumed, the “Excluded Liabilities”. For purposes of clarification and not limitation, Schedule 2.5 sets forth liabilities specifically deemed “Excluded Liabilities” which Excluded Liabilities are in addition to the Excluded Liabilities set forth in the first sentence of this Section 2.5.

Section 2.6 Instruments of Conveyance. In order to effectuate the sale, conveyance, transfers and assignments contemplated by Section 2.1 hereof, the Seller will execute and deliver at the Closing, or as reasonably soon thereafter as is customary in Massachusetts, all such deeds, bills of sale and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest in or to confirm in the Purchaser full and complete title to all of the Purchased Assets free and clear of any Liens (other than Liens securing Assumed Liabilities, Liens securing the Bonds, and Permitted Exceptions), all of which documents shall be in form and substance reasonably satisfactory to counsel for the Purchaser and the Seller. Subsequent to the Closing, the Seller will execute and deliver from time to time, at the request of the Purchaser, all such further instruments of conveyance, transfer, assignment and further assurance as may reasonably be required in order to vest in and confirm to the Purchaser full and complete title to and the right to use and enjoy the Purchased Assets. Without limiting the generality of the foregoing, with respect to the Owned Real Property to be conveyed to the Purchaser pursuant hereto which has previously been recorded, such conveyance shall be in recordable form.

Section 2.7 Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets, as set forth on Exhibit G, in accordance with Section 1060 of the Code. For the purposes of all Taxes and Tax returns, the parties agree to report the transactions contemplated in this Agreement in a manner consistent with Exhibit G and none of them will take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise without the consent of the other party except as required by a final “determination” within the meaning of Section 1313 of the Code. The Seller shall prepare the first draft of Internal Revenue Service Form 8594, which shall be sent to Purchaser at least 90 days prior to the due date, including extensions, for filing the federal income tax return for the Seller or the

Purchaser, whichever files its return earlier, for the taxable year in which the Closing takes place. With 30 days following the receipt of such Form 8594, Purchaser shall propose any changes to such Form 8594 or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld.

Section 2.8 Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Working Capital Statement”). The line items set forth in the Closing Working Capital Statement shall be prepared in good faith in accordance with the sample calculation set forth on Schedule 2.8(a).

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Purchaser an amount equal to the Post-Closing Adjustment.

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have sixty (60) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have reasonable access to the books and records of Purchaser as relates to the Closing Working Capital; the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s Accountants to the extent that they relate to the Closing Working Capital Statement, and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below).

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Seller shall be final and binding.

(i) Resolution of Disputes. If the Seller and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants, other than Seller’s Accountants, Seller’s Associate’s Accountants or Purchaser’s Accountants which the Purchaser and the Seller shall appoint by mutual agreement (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iii) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser.

(iv) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(v) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (iii) above; and (B) be paid by wire transfer of immediately available funds to such account(s) as is directed by Purchaser or Seller, as the case may be. Any Post-Closing Adjustment not paid within such time period shall bear interest from the due date at a rate per annum equal to the lowest applicable federal rate promulgated by the Internal Revenue Service for short-term loans as of the Closing Date. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(c) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.9 Real Estate Taxes. All real estate Taxes levied against the Owned Real Property shall be prorated as of the date hereof between the Purchaser and the Seller, with the Seller receiving an adjustment payment for those real estate Taxes paid in advance that are applicable to periods after the date hereof and Purchaser receiving an adjustment payment for those real estate Taxes not paid which are applicable to the periods prior to the date hereof. Such adjustment shall be paid by the applicable party promptly following receipt of evidence reasonably acceptable to such party of such payment of Taxes by the other party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, represents and warrants to the Purchaser and the Parent that:

Section 3.1 Organization and Qualification of the Seller. The Seller is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full power to own the Purchased Assets owned by it and to carry on the Business as it is now being conducted, and is qualified to do business as a foreign corporation in the jurisdictions identified with respect to it in Schedule 3.1, which are the only jurisdictions in which its ownership or conduct of the Business requires it to be so qualified. Seller is a wholly owned indirect subsidiary of Guarantor.

Section 3.2 Due Authorization; Authority of Seller; Enforceability.

(a) The Seller has all requisite power and authority to make, execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party has been, and the consummation by Seller and ITT of the transactions contemplated hereby and thereby have been, duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Seller or the performance by Seller of its obligations hereunder or thereunder.

(c) This Agreement and each of the Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of each enforceable against each of them in accordance with their respective terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium-or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies and defenses.

Section 3.3 No Violation. Except as set forth in Schedule 3.3, the execution and delivery of this Agreement and the Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of the governing documents of Seller; (ii) violate or conflict with any provision of, or result in the termination of, or the acceleration of (or entitle any party to exercise a right to terminate or accelerate) any obligation under any mortgage, note, lien, Contract, lease, franchise, license, Permit, agreement, plan, instrument, order, arbitration award, judgment or decree to which the Seller is a party or by which Seller is bound, or require the consent of any party thereto; (iii) violate or conflict with any other material contractual or statutory restriction of any kind or character to which Seller, the Business or the Purchased Assets is subject; or (iv) violate in any material respect any Law or any decree or judgment of any court or other Governmental Authority applicable to Seller, the Business, or any of the Purchased Assets. Except for the Required Consents, Seller is not required to obtain any consent from any Person or Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.4 Assets. Except as set forth on Schedule 3.4, the Purchased Assets constitute all of the assets of the Seller used in the operation of the Business as it is presently operated by Seller, and are adequate and suitable in all material respects for the continued operation of the Business as conducted on the date hereof. On consummation of the transactions contemplated by this Agreement in accordance with the terms thereof, the Seller will transfer to the Purchaser good and valid title to the Purchased Assets free and clear of any options, rights of first refusal, liens, claims, charges or other encumbrances (collectively “Liens”) other than any Liens securing Assumed Liabilities, Liens securing the Bonds, and Permitted Exceptions.

Section 3.5 Affiliated Businesses. Set forth in Schedule 3.5 is a complete and accurate list of all Associates of the Seller, which are conducting, or during the past three years conducted, business (paid or unpaid) with the Seller in respect of the Business as a supplier, customer or otherwise. Schedule 3.5 specifies: (a) the business engaged in during such period by each such Person, and (b) the nature and volume of the business conducted by Person with the Seller in respect of the Business and the period during which it has been conducted. Except as set forth on Schedule 3.5: (i) no Associate of Seller provides or causes to be provided any assets, services or facilities to Seller in relation to the Business, (ii) Seller does not provide nor cause to be provided any assets, services or facilities to its Associates in relation to the Business, (iii) Seller does not beneficially own, directly or indirectly, any investment assets issued by its Associates in relation to the Business, and (iv) Seller has not entered into any agreement, understanding or arrangement with its Associates in relation to the Business. As of the Closing Date, there is no indebtedness, Accounts Receivable or Accounts Payable between Seller, on the one hand, and its Associates, on the other hand, that are included in the Purchased Assets or the Assumed Liabilities or reflected in the Working Capital calculation.

Section 3.6 Subsidiaries. The Seller does not own in respect of the Business any shares of any corporation or control, directly or indirectly, any interest in any corporation, partnership, trust, joint venture or other legal entity.

Section 3.7 Financial Statements.

(a) Schedule 3.7(a) includes true and correct copies of (i) the unaudited balance sheet of the Seller as of the fiscal year ended December 31, 2014 and the related unaudited statement of income (loss) for such fiscal year (the “2014 Financial Statements”) and (ii) the unaudited balance sheet of the Seller as of March 31, 2015 (the “Balance Sheet Date”) and the related unaudited statement of income (loss) for the three (3) month period ending on the Balance Sheet Date (the “Interim Financial Statements”). The 2014 Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Financial Statements.”

The Financial Statements present fairly in all material respects the financial condition and results of operations of the Business as of such dates in accordance with GAAP; provided, that certain liabilities related to employees of the Seller, Taxes of the Seller and certain intercompany costs not allocated to the Seller are not reflected on the Financial Statements as would otherwise be required by GAAP; provided further, that the Financial Statements do not contain the footnotes required by GAAP and the Interim Financial Statements are subject to year-end adjustments consistent with past practice.

(b) All of the Financial Statements are qualified by the fact that the Business has not operated as a separate “stand alone” entity. As a result, the Business received certain allocated charges and credits, which charges and credits for the fiscal year ended December 31, 2014, and the year-to-date period ended on the Balance Sheet Date are set forth on Schedule 3.7(b). Such charges and credits do not necessarily reflect the amounts which would have resulted from arms-length transactions or which the Business would incur on a stand-alone basis.

Section 3.8 Events Since the Balance Sheet Date. Except as disclosed in Schedule 3.8, since the Balance Sheet Date, there has not been:

(a) any material adverse change in the results of operations, assets, liabilities or financial condition of the Business;

(b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets or operations of the Business;

(c) any increase in compensation, bonus or other benefits payable or to become payable by the Seller in respect of the Business to any directors, officers, employees or agents of the Seller other than normal increases granted in the ordinary course of business; or

(d) any disposition by the Seller of any Inventory or personal property of the Business, except such Inventory or personal property as has been disposed of in the ordinary course of business;

(e) material change in any method of accounting or accounting practice of Seller, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f) material change in Seller’s cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(i) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(j) any material capital expenditures which would constitute an Assumed Liability;

(k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies or replacement of equipment in the ordinary course of business; or

(m) any Contract or agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.9 Absence of Undisclosed Liabilities. There are no liabilities of the Seller in respect of the Business, whether or not accrued and whether or not determined or determinable, other than:

(a) liabilities disclosed or fully provided for in the Balance Sheet;

(b) liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which has been materially adverse to the assets, financial condition or results of operations of the Business;

(c) liabilities disclosed in the Schedules to this Agreement; and

(d) liabilities under Contracts not required to be disclosed in the Schedules to this Agreement.

Section 3.10 Real Property.

(a) Schedule 3.10(a) describes all of the Real Property included in the Purchased Assets (“Owned Real Property”) and all prior title insurance policies that insure the Seller’s interests in and to such Owned Real Property. The Seller has delivered or made available to Purchaser true, correct and complete copies of all instruments evidencing the Restrictions (hereinafter defined) affecting the Owned Real Property, title reports, title polices (“Existing Title Policies”) and surveys (“Existing Surveys”) if any, for the Owned Real Property in the Seller’s possession or control. No claim has been made by Seller under any of the Existing Title Policies or Existing Surveys. Except for Permitted Exceptions and except as disclosed in Schedule 3.10(a), the Seller, to its Knowledge, has good, marketable and insurable title to all such Owned Real Property, free and clear of all leases, occupancy agreements, occupancy arrangements, licenses, covenants, conditions, restrictions, reservations, reversions, licenses, easements, mortgages and other security interests, liens, claims, charges, options, rights of purchase and other encumbrances (each a “Restriction,” collectively “Restrictions”). Except as disclosed in Schedule 3.10(a), the Seller is not a party to any contract or option to sell, assign or otherwise dispose of any Owned Real Property, or to grant or create any Restriction on or affecting the Owned Real Property, and in respect of the Business, is not a party to any contract or option to purchase or otherwise acquire any interest in real property or to create a Restriction affecting the Owned Real Property and since the Balance Sheet Date, the Seller has not sold, assigned, granted or created any Restriction on or affecting the Owned Real Property, and in respect of the Business, has not purchased, sold, assigned or otherwise disposed of the Owned Real Property or otherwise acquired or disposed of any interest in Real Property. There are no parties in possession of the Owned Real Property other than Seller.

(b) The Seller does not lease any Real Property in respect of the Business.

(c) The Improvements are listed on Schedule 3.10(c) hereto. To Seller’s Knowledge, the Improvements and operations of the Business do not encroach on the property of others. All Improvements, occupancy and use of the Improvements, occupancy and use of the Owned Real Property and all such operations, to Seller’s Knowledge, conform in all material respects with all applicable zoning, building, fire and safety Laws, and any other applicable Laws relating to the use and operation of the Owned Real Property and the Business, and the Seller has not received notice of noncompliance with any such Laws. All permits, including but not limited to permanent certificates of occupancy, required for the use and occupancy of the Improvements and Owned Real Property have been obtained and are valid and in effect, and true, correct and complete copies thereof have been delivered or made available to Purchaser. To Seller’s Knowledge, none of the Improvements or uses being made of the Owned Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.

(d) With respect to the Owned Real Property:

(i) To Seller’s Knowledge, the Seller has legal and practical access to the roads and utilities needed to substantially operate the Business on the Owned Real Property; the Seller has not received and to Seller’s Knowledge there do not exist any adverse claims to such access that would materially adversely affect the use currently being made of such access by the Seller.

(ii) To Seller’s Knowledge, no material violation of any Restriction affecting the Owned Real Property or the use or occupancy of the Owned Real Property exists, and no notice of any such violation has been received from any person entitled to enforce the same.

(iii) To Seller’s Knowledge, there are no encroachments onto the Owned Real Property of any improvements on any adjoining property.

(iv) Public and private utilities servicing the Owned Real Property have, to Seller’s Knowledge, adequate capacity to meet the utility requirements for the current use of such Owned Real Property.

(v) To Seller’s Knowledge, the Owned Real Property is assessed separately from all other adjacent property for purposes of real estate taxes. No action seeking a reduction in real estate taxes imposed upon the Owned Real Property or the assessed valuation thereof (or any portion thereof) (1) has been settled during the period in which the Owned Real Property has been owned, by the Seller or (2) is currently pending.

(vi) Set forth Schedule 3.10(d)(vi), if any, is a true and correct list of all material plans and specifications relating to the Owned Real Property in the possession or control of the Seller. True, correct and complete copies of such material plans and specifications in the possession or control of the Seller have been furnished or made available to Purchaser.

(e) To Seller’s Knowledge:

(i) there is not any proposed public improvement which may result in an assessment upon the Owned Real Property, or any proposed federal, state or local statute, ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) which may adversely affect the current or planned use of the Owned Real Property; and

(ii) there is no existing or proposed plan to modify or realign any street or highway that would adversely affect the current or planned use of the Owned Real Property nor is there any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property.

(f) No Real Property owned or controlled directly or indirectly by the Seller (other than the Owned Real Property) or any Associate of Seller’s adjoins, abuts or is adjacent to any of the Owned Real Property.

(g) Other than as set forth in Schedule 3.10(g), the Seller has no oral or written agreement with any real estate broker, agent or finder with respect to the Owned Real Property that would require a fee to be paid at any time for any reason as it relates to the Owned Real Property.

(h) The Seller does not own any Mortgages in respect of the Owned Real Property.

(i) Except as set forth on Schedule 3.10(i), the Owned Real Property, fixtures thereon and Improvements, are in good operating condition and, to the Seller’s Knowledge, without structural defects.

(j) The mechanical and other building systems (including, without limitation, the roof on any of the Improvements) located on the Owned Real Property, are (1) in good operating condition, and, to the Seller’s Knowledge, no condition exists requiring material repairs, alterations, replacements or corrections, and (2) suitable and appropriate in all respects for their current use.

(k) The Owned Real Property and the Improvements constitute all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are currently used or occupied by the Seller in connection with the Business and the Purchased Assets.

(l) To Seller’s Knowledge, no Person (other than the Seller) has any interest in, or rights to, the mineral, oil, gas, and other natural resources arising from the Owned Real Property.

(m) To Seller’s Knowledge, except as set forth on Schedule 3.10(m), there exist no outstanding requirements or recommendations by (1) any insurance policy maintained by Seller currently insuring any Owned Real Property, (2) any board of fire underwriters or other body exercising similar functions with respect to any Owned Real Property or (iii) the holder of any encumbrance on any Owned Real Property, in each such case that require or recommend any repairs or work of any material nature be performed on such Owned Real Property.

Section 3.11 Personal Property.

(a) The Seller owns, free and clear of any Liens other than Permitted Exceptions, all of the personal property (including Inventory) included in the Purchased Assets.

(b) All machinery and equipment owned or leased by the Seller in respect of the Business which is in regular use is in good working order and repair, ordinary wear and tear excepted.

(c) Except as set forth on Schedule 3.11(c) all Inventory included in the Purchased Assets is of a quality and condition usable (and in the case of finished goods, saleable) in the ordinary course of business for the purposes for which intended net of any applicable reserves reflected in the Financial Statements. Schedule 3.11(c) sets forth a true and complete list of Inventory included in the Purchased Assets.

(d) All leases for personal property are set forth on Schedule 3.11(d).

Section 3.12 Contracts and Commitments.

(a) Except as listed on Schedule 3.12(a), the Seller is not in respect of the Business a party to, or subject to, any oral or written:

(i) Contract for the purchase of products for resale, materials, parts or supplies and involving any expenditure by the Seller of more than $20,000;

(ii) Contract for the purchase of machinery or equipment or for construction, and involving any expenditure by the Seller of more than $20,000;

(iii) Contract to obtain services and involving any expenditure by the Seller of more than $20,000;

(iv) lease (as lessee) of machinery, equipment or other personal property requiring annual rental payments of $20,000 or more;

(v) Contract for the sale or lease of its products or the Purchased Assets or the furnishing of its services and involving consideration of more than $20,000;

(vi) Contract pursuant to which a party other than the Seller has a right to renegotiate or require a reduction in price or refund of payments made to the Seller;

(vii) Contract providing for payment by the Seller of liquidated damages or penalties in the event of breach;

(viii) contract with any government entity;

(ix) Contract that relates to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $20,000;

(x) Contracts relating to indebtedness (including, without limitation, guarantees, but not agreements relating to trade receivables), in each case having an outstanding principal amount in excess of $20,000;

(xi) Contract between or among the Seller on the one hand and any Associate of Seller on the other hand; and

(xii) Contracts imposing non-compete restrictions, geographic restrictions, restrictions with regard to the passing of time or other limits on the operation or scope of the Business.

(b) True and complete copies of all Assigned Contracts, and all amendments, supplements and modifications thereto have been delivered to Purchaser.

(c) Each of the Contracts to which the Seller is subject or a party in respect of the Business is a valid and binding agreement enforceable in accordance with its terms and is in full force and effect and (i) no material default by the Seller or, to Seller’s Knowledge, by any other party exists under any provision thereof, (ii) neither Seller nor its Associates have received any cancellation or non-renewal notice from any party to a Contract or taken any action that constitutes a cancellation of any of Contracts, (iii) no condition or event exists which after notice or lapse of time or both would constitute a material breach or default thereunder by the Seller any Associate of Seller or, to Seller’s Knowledge, by any other party; and (iv) except as set forth on Schedule 3.12(c), the assignment thereof pursuant to this Agreement will not result in termination of, or result in a right of termination under, any such agreement, require the consent of any party thereto or bring into operation any other provision thereof.

Section 3.13 Suppliers and Customers.

(a) Set forth in Schedule 3.13(a) is a complete and accurate list of:

(i) the names and addresses of the ten largest suppliers (by dollar volume) of products and services to the Business during Seller’s last two fiscal years (each a “Major Supplier”);

(ii) the names and addresses of any sole source suppliers of significant goods or services to the Business with respect to which practical alternative sources of supply are not available on comparable terms and conditions;

(iii) the dollar volume of purchases from each supplier referred to in paragraphs (a) and (b) above during each of the last two fiscal years; and

(iv) the names and addresses of the ten largest customers (by dollar volume) of the Business during Seller’s last two fiscal years (each a “Major Customer”), together with the annual dollar volume of such revenues for each such customer.

(b) There exists no actual or, to Seller’s Knowledge, threatened, material termination, cancellation, reduction or limitation of, or any material modification or change in, the business relationship of Seller with any Major Customer, or any customer whose purchases individually or in the aggregate are material to the Business, or with any Major Supplier, or whose sales individually or in the aggregate are material to the operation of the Business. Seller shall not sell or otherwise disclose such lists to any third party except pursuant to this Agreement.

(c) To Seller’s Knowledge, there is no material adverse condition affecting the supply of materials available to Seller in the conduct of the Business.

Section 3.14 Insurance. Set forth in Schedule 3.14 is a complete and accurate list of all current insurance policies of the Seller in respect of the Business and all other insurance policies of the Seller or any Associate of Seller under which any claim could be made by or on behalf of the Seller in respect of the Business.

Section 3.15 Labor Agreements and Actions. Except as set forth on Schedule 3.15:

(a) the Seller is not in respect of the Business a party to or bound by or subject to any Contract with any labor union;

(b) there are in respect of the Business no existing or, to the Seller’s Knowledge, threatened (i) labor strikes, work stoppages, slow downs or interruptions of work affecting the Business, (ii) arbitrations or material grievances involving the Business, or (iii) other labor controversies which would have a Material Adverse Effect on the financial condition, results of operations, properties or business of the Business;

(c) the Seller is not now, nor has the Seller within the last six months preceding the date of this Agreement, engaged in respect of the Business in any unfair labor practice within the meaning of the National Labor Relations Act;

(d) there are no pending or, to the Seller’s Knowledge, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status or handicap against the Seller in respect of the Business before any federal, state or local board, department, commission or agency nor, to the Seller’s Knowledge, does any basis therefor exist; and

(e) the Seller is not now, and during the past three years the Seller has not been, charged with, or to the Seller’s Knowledge threatened with, a charge of violation, or under investigation with respect to a possible violation, in respect of the Business of any provision of any Laws relating to unfair labor practices or equal employment opportunity; and there have been no claims, inquiries, citations, penalties assessed or other proceedings of federal, state or local governmental agencies in respect of the Seller in respect of the Business during the past three years which relate to any provision of any Laws relating to unfair labor practices or equal employment opportunity.

Section 3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) lists all Benefit Plans (i) which are maintained by the Seller or any Associate of Seller for the benefit of the present or former employees of the Seller in respect of the Business or any predecessor thereof or (ii) to which the Seller is required to contribute in respect of the Business.

(b) Except with respect to any Pension Plan listed in Schedule 3.16(a) which is a Multiemployer Plan, each such Pension Plan is in material compliance with the provisions of ERISA, the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable Law. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS and to the extent that such favorable determination was conditioned upon adoption of amendments by a specified date, such amendments were timely adopted, to the effect that such Qualified Benefit Plan is so qualified and that the plan and trust related thereto are exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS, nor has any such revocation been threatened. No Benefit Plan has within the three years prior to the Closing been the subject of an examination or audit by a governmental authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any governmental authority.

(c) No such Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction which might subject such Pension Plan, trustee or administrator thereof, or any party dealing with such Pension Plan which is not a Multiemployer Plan or trust, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA.

(d) Except as disclosed on Schedule 3.16(d), since September 2, 1974, no such Pension Plan subject to Title IV of ERISA, other than a Multiemployer Plan, has been completely or partially terminated, nor to the Seller’s Knowledge has there been any filing of any notice of intent to terminate under Section 4041 of ERISA or any other receipt by the Seller of notice of the institution by the Pension Benefit Guaranty Corporation of any proceeding under Section 4042 of ERISA involving a Pension Plan, nor has there been any “reportable event”, as such term is defined in Section 4043(b) of ERISA, with respect to any such Pension Plan since the effective date of said Section 4043(b).

(e) Since April 29, 1980, the Seller has not in respect of the Business suffered or otherwise caused a “complete withdrawal” or “partial withdrawal”, as such terms are respectively defined in Section 4203 and 4205 of ERISA, with respect to any Multiemployer Plan, nor will the consummation of this transaction result in such a complete withdrawal nor partial withdrawal, nor is Seller or any Associate of Seller liable or contingently liable for any withdrawal liability under Title IV of ERISA.

(f) Each Welfare Plan listed in Schedule 3.16(a) is in material compliance with the provisions of all applicable Laws.

(g) All material reports and documents with respect to such Pension Plans and such Welfare Plans that are required by ERISA to be filed or distributed have been timely filed or distributed.

(h) The Seller is in respect of the Business in compliance with all Laws including, without limitation, the consolidated omnibus Budget Reconciliation Act of 1985, which require the continuation of benefit coverage under any Benefit Plan upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status.

Section 3.17 Taxes.

(a) The Seller has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Tax Returns applicable to or including the Seller, each of which is true, correct and complete,

(ii) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable (whether or not shown on any Tax Return) on or prior to the Closing Date for which the Seller is or could liable (in whole or in part), and

(iii) properly accrued in accordance with GAAP on its books and records a provision for the payment of all Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date.

(b) No extension of time to file any Tax Return for or including the Seller, which Tax Return has not since been filed in accordance with applicable Law, has been filed.

(c) With respect to or otherwise inclusive of or relating to the Seller, no Tax Return has ever been filed, and no Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return). There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of law) under which the Seller is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d) The Seller has complied in all respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e) With respect to the Seller or otherwise inclusive of or relating to the Seller, no proceeding is pending, threatened or proposed with regard to any Tax or Tax Return.

(f) With respect to the Seller or otherwise inclusive of or relating to the Seller, the statute of limitations applicable or relating to any Tax or any Tax Return has never been modified, extended or waived, nor has any request been made in writing for any such modification, extension or waiver.

(g) With respect to the Seller or otherwise inclusive of or relating to the Seller, no jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return.

(h) The Seller is not nor has it ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(i) The Seller is not a “foreign person” as defined in Section 1445 of the Code.

Section 3.18 Legal Proceedings. Except as set forth in Schedule 3.18, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations pending or, to the Seller’s Knowledge, threatened by or against or affecting the Seller or its Associates in respect of the Business, the Purchased Assets or the Assumed Liabilities.

Section 3.19 Judgments, Decrees and Orders. The Seller is not a party to nor subject to any judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or Governmental Authority in respect of the Business or to which any of the Purchased Assets or the Assumed Liabilities is subject.

Section 3.20 Compliance With Laws.

(a) The Seller is not in violation of any Laws, except for violations which individually, or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations, business, properties, assets or liabilities of the Seller in respect of the Business.

(b) Except as set forth in Schedule 3.20(b), the Seller is not now, and during the past three years the Seller has not been, charged with, or to the Seller’s Knowledge threatened with, a charge or violation, or under investigation with respect to a possible violation, of any provision of any Laws applicable to the Business. Except as set forth in Schedule 3.20(b), there have been no claims, inquiries, citations, penalties assessed or other proceedings of Governmental Authorities against the Seller in respect of the Business during the past three years which relate to any provision of any Laws.

(c) Except as disclosed in Schedule 3.20(c) or which has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller in respect of the Business, the Purchased Assets or the Assumed Liabilities, the Seller has obtained all Permits which are required in connection with the Business and operations of the Business and to use or own the Purchased Assets, and is in full compliance therewith. Schedule 3.20(c) lists all such Permits except for the Permits listed in Schedule 3.21(b) in response to Section 3.21(b). All such Permits are valid and in full force and effect. The Seller has not engaged in any conduct which could cause revocation or suspension of any of such Permits and no action or proceeding which could result in the revocation or suspension of any thereof is pending or, to the Seller’s Knowledge, threatened.

(d) Except as disclosed in Schedule 3.20(d) and except for transfers, approvals and authorizations listed in Schedule 3.21(b) in response to Section 3.21(b), no transfers of such Permits and no approvals or authorizations of Governmental Authorities will be required to permit the Purchaser to continue the Business as presently conducted after sale of the Business to the Purchaser pursuant to this Agreement.

(e) Except as disclosed on Schedule 3.20(e), (i) all products manufactured by Seller meet all applicable regulatory requirements in all material respects for the Business as currently conducted and (ii) Seller has not received any notices that such products, or any anticipated products, do not, or will not, meet applicable regulatory requirements.

Section 3.21 Environmental Matters.

(a) Except as disclosed in Schedule 3.21(a), the Seller’s operation of the Business is in material compliance with all Environmental Laws.

(b) The Seller has obtained all material Permits, and will comply with, Environmental Laws that are required in connection with the sale or transfer of the Business and Owned Real Property to Purchaser and operation of the Business and the Seller is in full compliance therewith. Schedule 3.21(b) lists all such Permits and approvals required by Governmental Authorities under Environmental Laws to sell or transfer the Business, Purchased Assets or Owned Real Property. All such Permits are valid and in full force and effect. The Seller has not engaged in any conduct which could cause revocation or suspension or any modification of any such Permits and no action or proceeding which could result in the revocation or suspension or modification of any thereof is pending or, to the Seller’s Knowledge, threatened. Except as disclosed in Schedule 3.21(b), no transfers of such Permits and no approvals or authorizations of Governmental Authorities under Environmental Laws will be required to permit the Purchaser to continue the Business as presently conducted after sale of the Purchased Assets to the Purchaser pursuant to this Agreement.

(c) Except as disclosed in Schedule 3.21(c), the Seller has not used or permitted others, by contract or otherwise, to use its facilities or any Owned Real Property (whether owned, leased or otherwise controlled) to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or use Hazardous Substances nor has the Seller, by contract or otherwise, arranged for others to handle or manage Hazardous Substances produced, owned or controlled by the Business, whether on or off any Owned Real Property.

(d) Except as disclosed in Schedule 3.21(d), the Seller has not caused or permitted, and to the Seller’s Knowledge there has not been, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching or disposing of any Hazardous Substances on or from, or onto, any Owned Real Property.

(e) Except as disclosed in Schedule 3.21(e), the Seller has not been notified of any potential claim or liability or request for information under any Environmental Laws in respect of the Business or the Owned Real Property, and has not received notice of, and the Seller is not aware of, any such potential claim or liability.

(f) Except as set forth in Schedule 3.21(f), the Seller is not now, and during the past three years the Seller has not been charged with, or to the Seller’s Knowledge, threatened with a charge of, or under investigation with respect to a possible violation of any provision of any Environmental Laws, in respect of the Business.

(g) The Seller has made available to the Purchaser true and complete copies of all documents, writings or reports regarding environmental conditions on the Owned Real Property, including, without limitation, all correspondence to and from public authorities, all filings with public authorities, all external environmental audits within Seller’s possession and all internal environmental audits performed by Seller within the last two (2) years.

(h) There are no former or current underground storage tanks for Hazardous Substances installed, removed or maintained by the Seller on the Owned Real Property.

(i) The Seller is not a party to, or negotiating, any agreements, orders or decrees with third parties or Governmental Authorities for access or to settle, resolve, fund, contribute, design, implement, monitor, maintain, restore or implement the remediation of Hazardous Substances or damages to natural resources in any way related to the Owned Real Property or the Business.

(j) To Seller’s Knowledge, Seller or its predecessors have previously owned, or operated at, only the following properties in the Commonwealth of Massachusetts: 36 Arlington Street, Watertown, MA; 221-225 Crescent Street, Waltham, MA; and 829 Middlesex Turnpike, Billerica, MA.

Section 3.22 Consummation of this Transaction. Except for filings and approvals listed in Schedule 3.21(b) in response to Section 3.21(b): (i) no filing by the Seller with any Governmental Authority is required with respect to the execution or delivery of this Agreement or the performance of the transactions contemplated by this Agreement; and (ii) the consummation by the Seller of the transactions contemplated by this Agreement is not subject to the prior consent or approval of any Governmental Authority.

Section 3.23 Intellectual Property.

(a) Schedule 3.23(a) lists all Industrial Property that the Seller or any Associate of Seller, owns and uses solely in the Business, specifying the owner thereof; and (ii) all domain names and social media accounts used by the Seller in respect of the Business. The Industrial Property listed constitutes all material Industrial Property currently used or held for use or necessary for the operation of the Business as presently conducted by Seller.

(b) To the extent indicated on Schedule 3.23(a), all listed Industrial Property has been and currently remains duly registered with, filed in or issued by the appropriate governmental agencies of the United States. The Industrial Property is valid and enforceable and is not and to the Knowledge of Seller, has not been the subject of any proceeding regarding opposition to registration, cancellation or similar claim naming Seller or any Seller Associate as a party, or any other challenges to the validly of the Industrial Property, and, to the Knowledge of Seller, no such proceeding has been threatened.

(c) Schedule 3.23(c) lists all Contracts and identifies all parties to such Contracts under which the Seller in respect of the Business or any Associate of Seller on behalf of the Seller in respect of the Business, or any predecessor thereof, either obtains or grants the right to use any Intellectual Property. Except for the Contracts identified in Schedule 3.23(c), and embedded licenses to use as they are automatically granted with the sale of products or services, there are no material agreements or other arrangements pursuant to which Seller has licensed to any other Person or otherwise permitted any other Person to use (through non-assertion, settlement or similar agreements or otherwise) any of the Intellectual Property.

(d) Immediately following the Closing Date, Purchaser will have and be permitted to exercise all of Seller’s rights under, and will have the same rights with respect to all Intellectual Property, to the same extent Seller would have had, and been able to exercise, had this Agreement not occurred, without payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Seller would have been required to pay if such Agreement had not occurred; provided the parties have complied with the terms and conditions of the Contracts.

(e) The Seller or an Associate of Seller has good title to all of the Intellectual Property which Seller or an Associate of Seller owns and uses solely in the Business (including the Industrial Property listed in Schedule 3.23(a)) free and clear of any Liens. The Seller or an Associate of Seller owns or has the right to use without payment to a third Person all of the Intellectual Property. The rights of Seller or an Associate of Seller in, to and under the Intellectual Property are freely transferable and assignable to Purchaser. To the Knowledge of Seller, neither Seller nor any Associate of Seller has received any opinion of counsel (whether internal or external, written or oral) relating to the patentability infringement validity or enforceability of any Intellectual Property.

(f) The Seller has the sole and exclusive right to use all of the Intellectual Property that the Seller or an Associate of Seller owns and uses in the Business. To the Seller’s Knowledge, none of the products, apparatus, methods or services that the Seller makes, uses or sells in respect of the Business infringes or violates the Intellectual Property of others, nor, to the Knowledge of Seller, shall Purchaser’s use of the Intellectual Property following the Closing, with or without the ITT Name, in substantially the same manner in all material respects as it was used prior to the Closing, infringe or violate any Intellectual Property or other right of any third Person . None of the Intellectual Property that the Seller owns or uses in respect of the Business is, to the Seller’s Knowledge, being infringed by others.

(g) The Seller is not using in respect of the Business any secret formulae, trade secrets, secret processes, computer programs, confidential information or know-how of others. There are no claims or demands of any other person, firm or corporation pertaining to Intellectual Property which the Seller owns or uses in respect of the Business, and no proceedings have been instituted, are pending or, to the Seller’s Knowledge, are threatened, which challenge the rights of the Seller or any Associate of Seller in respect thereof. Except for off-the-shelf software and/or information technology or communication devices and except for a license to use the mark “ITT”, the Seller has no Licensed Intellectual Property material to the operation of the Business.

(h) Schedule 3.23(h) lists all off the shelf software material to the operation of the Business and identifies whether it is (i) covered by a fully paid license transferred, (ii) running royalty bearing license transferred, or (iii) NOT transferred.

Section 3.24 Employees.

(a) Schedule 3.24(a) contains a list of all of the employees of the Seller involved exclusively in the Business, none of whom are union members (the “Salaried Employees”) and which list includes the current title and pay rate or salary for each such employee.

(b) Schedule 3.24(b) sets forth for each of the Salaried Employees, the number of unused vacation days and sick days to which each such employee is entitled as of the date hereof.

(c) Seller is in compliance with the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (“WARN”).

Section 3.25 Brokers or Finders. Except for EuroConsult, Inc., the Seller has not incurred any obligation, contingent or otherwise, for broker’s fees or similar payments in connection with the purchase and sale of the Purchased Assets.

Section 3.26 Powers of Attorney. There are no outstanding powers of attorney of the Seller in respect of the Business other than those issued in the ordinary course of business with respect to insurance, Intellectual Property and Tax matters, all of which are set forth on Schedule 3.26.

Section 3.27 Accounts Receivable. Schedule 3.27 sets forth a true and complete list of the Accounts Receivable as of April 25, 2015. All of the Accounts Receivable have or will have arisen out of bona fide transactions in the ordinary course of business and are carried on Seller’s books and records at values determined in accordance with GAAP consistently applied in accordance with Seller’s accounting policies. Except as set forth on Schedule 3.27, to Seller’s Knowledge, no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

Section 3.28 Accounts Payable. All Accounts Payable that are included in the Assumed Liabilities are separately listed on Exhibit A as “Accounts Payable.” All Accounts Payable (i) have arisen in the ordinary course of the business and in amounts consistence with the historical experience of the Business, and (ii) are solely for the benefit of the Business (and not for any other portion of Seller’s business activities or those of any of Seller’s Associates). Seller shall be responsible for paying all Accounts Payable not included in the Assumed Liabilities.

Section 3.29 Product Warranties. To Sellers Knowledge, there are no liabilities for product returns other than those arising in the ordinary course of business that would reasonably be expected to be incurred after Closing. To the Sellers Knowledge, there are no threatened claims for (a) product returns, (b) Warranty Obligations or (c) product services other than in the ordinary course of business. To Sellers Knowledge, there does not presently exist any circumstances that would constitute a valid basis for any voluntary or governmental recall of any product sold or distributed by the Sellers in the course of or that relates to the Business.

Section 3.30 Ordinary Course. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course and consistent with prior practices in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

The Purchaser and Parent, jointly and severally, represent and warrant to the Seller as follows:

Section 4.1 Corporate Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

Section 4.2 Due Authorization; Authority of Purchaser and Parent; Enforceability.

(a) Each of the Purchaser and the Parent has all requisite power and authority to make, execute, deliver and perform this Agreement and the Transaction Documents to which each is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery by Purchaser and the Parent of this Agreement and the other Transaction Documents to which each is a party has been, and the consummation by Purchaser and the Parent of the transactions contemplated hereby and thereby have been, duly authorized by all necessary corporate action on the part of Purchaser and the Parent, and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Purchaser and the Parent or the performance by Purchaser and the Parent of their obligations hereunder or thereunder.

(c) This Agreement and each of the Transaction Documents to which each of the Purchaser and Parent is a party constitutes the legal, valid and binding obligation of each enforceable against each of them in accordance with their respective terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium-or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies and defenses.

Section 4.3 No Violation. The execution and delivery of this Agreement and the Transaction Documents to which each of Purchaser or Parent is a party and the consummation of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of the governing documents of the Purchaser or the Parent, (ii) violate or conflict with any provision of, or result in the termination of, or the acceleration of (or entitle any party to exercise a right to terminate or accelerate) any obligation under, any mortgage, note, lien, contract, lease, franchise, license, permit, agreement, plan, instrument, order, arbitration award, judgment or decree to which either the Purchaser or the Parent is a party or by which either the Purchaser or the Parent is bound, or require the consent of any party thereto, or (iii) violate or conflict with any other material contractual or statutory restriction of any kind or character to which either the Purchaser or the Parent is subject; or (iv) violate in any material respect any Law or any decree or judgment of any court or other Governmental Authority applicable to Purchaser or the Parent. Except as set forth on Schedule 4.3, neither Purchaser nor Parent is or will be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.4 Financing. The Purchaser has all funds, or immediate access to funds (including through available credit facilities), necessary to pay the Purchase Price and fulfill its obligations to the Seller hereunder.

Section 4.5 Brokers or Finders. Neither the Purchaser nor the Parent has incurred any obligation, contingent or otherwise, for broker’s fees or similar payments in connection with the purchase and sale of the Purchased Assets.

ARTICLE V

COVENANTS

Section 5.1 Title Insurance and Survey. As a condition to Purchaser’s execution of this Agreement, Purchaser shall have received at its sole cost and expense:

(a) ALTA Owner’s Title Insurance Policies dated as of the Closing Date issued to the Purchaser by a Title Insurer approved by the Purchaser with respect to the Owned Real Property with survey, zoning, mechanics liens and, as appropriate, “gap” coverage, which (i) insure in amounts reasonably acceptable to the Purchaser that the fee simple absolute title in the real property described therein is marketable and valid and vested in the Purchaser, subject only to Permitted Exceptions and the exceptions listed in Schedule 3.10(a) in respect of such property and to no other exceptions, printed or otherwise, (ii) affirmatively insure against encroachments and against violations of applicable covenants, conditions and restrictions and, where available, compliance with zoning laws and regulations and (iii) contain endorsements to the effect that the Title Insurer will not claim as a defense under the policy failure of the insured to disclose to the Title Insurer prior to the date of the policy any defects, liens, encumbrances or adverse claims not shown by public records and known to the insured (but not known to the Purchaser) prior to the Closing (the premiums for such policies as well as the title commitment and survey charges, including, but not limited to, charges for title abstract and examination, shall be paid by the Purchaser);

(b) Current surveys of the Owned Real Property in form acceptable to the Title Insurer showing all matters of survey, including, but not limited to, deed record and occupied boundary lines, and the location of all buildings, other improvements, easements, curb cuts, projections encroachments, rights of way and streets; and

(c) Flood insurance, in the event a Hazard Certificate from the Federal Emergency Management Agency shows the Owned Real Property is in any type of flood zone or area.

Section 5.2 Seller Mail. Effective upon the Closing Date, Purchaser shall have the right to receive and open all mail, packages and other communications addressed to either Seller and delivered to the Owned Real Property, and the Seller agrees to deliver promptly to Purchaser any such mail, packages or other communications received directly or indirectly by the Seller that relates to the Purchased Assets and Assumed Liabilities. Purchaser shall promptly deliver to the Seller all mail, packages and other communications received by it that relate to the Seller but do not relate to the Purchased Assets or Assumed Liabilities.

Section 5.3 Collection; Inquiries. In recognition of the fact that following the Closing, Seller may continue to receive payments in connection with Accounts Receivable, Seller shall promptly upon the receipt by Seller of such funds (i.e. upon funds clearing Seller’s lock-box or other applicable bank account), but no less frequently than every other Friday (or other mutually agreed day each week) following the Closing Date (or next Business Day, in the event a such mutually agreed day is not a Business Day), remit all such payments to Purchaser by wire transfer; provided that in the event the amounts held by Seller are less than $2,000, the funds can be held until the later of the next regular payment date and the amount of the funds reaching an aggregate of $2,000. Seller agrees to use its reasonable best efforts to cooperate in notifying customers, or prior customers, of the Business to make payments in connection with the aforementioned Accounts Receivable and other Purchased Assets directly to Purchaser and shall otherwise direct correspondence and inquiries relating to the Business to Purchaser.

Section 5.4 Business Relations. Seller will reasonably cooperate with Purchaser in Purchaser’s efforts to preserve Purchaser’s relations and goodwill with the customers, suppliers, creditors, employees, agents, and other business relations of Seller relating to the Purchased Assets or the Business that existed before the date of this Agreement.

Section 5.5 Business Referrals. Seller will refer to Purchaser all customer and supplier inquiries that Seller receives in connection with the Business associated with the Purchased Assets and Assumed Liabilities.

Section 5.6 Non-Competition.

(a) Purchaser, Parent, and Seller agree that for a period of three (3) years after the Closing (the “Restricted Period”), neither Seller nor any Person that is at the time in question a direct or indirect subsidiary of ITT (the “Restricted Parties”) shall, directly or indirectly, compete with the Business (as conducted as of the Closing Date), or own an interest in, manage, operate, join, control or participate in the ownership, management, operation or control of, or act as a director, officer, employee, partner or consultant with, any profit or non-profit business or organization, which competes with the Business (as conducted as of the Closing Date) anywhere in the world; provided, that ownership of less than five percent (5%) of the outstanding stock of any publicly traded entity shall not be deemed to violate the foregoing restriction set forth in this Section 5.6(a). The time period during which the restrictions set forth in this Section 5.6(a) apply shall be extended by the length of time during which the Seller, or any controlled Associate of the Seller, violates these restrictions in any respect. Notwithstanding the foregoing, nothing in this Section 5.6(a) shall restrict (A) the purchasing by the Seller or any of its Associates of products from a competitor of the Business as a component part to be incorporated into a product manufactured or sold by Seller or such Associate or (B) the manufacture and sale by or on behalf of any Associate of any product that as of the date of this Agreement is being manufactured and sold by or on behalf of such Associate or (C) the acquisition by an Associate of any company or business (an “Acquired Business”) whose operations would contravene this Section 5.6(a) (the “Competing Operations”); provided, that (a) the Competing Operations represent less than twenty percent (20%) of the total annual sales of such Acquired Business, or (b) such Associate divests such Competing Business (at least to the extent necessary to that it represents less than twenty percent (20%) of the total annual sales of such Acquired Business) included within the Acquired Business within one (1) year after the acquisition of such Acquired Business.

(b) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, none of the Restricted Parties shall, directly or indirectly, (i) recruit, offer employment, employ or engage as a consultant any employee of the Purchaser or its Associates who was an employee of the Seller immediately prior to the Closing or (ii) solicit, knowingly persuade or induce any employee of the Purchaser or its Associates who was an employee of the Seller immediately prior to the Closing to terminate his or her employment with the Purchaser or its Associates; provided that the foregoing restriction set forth in this Section 5.6(b) does not apply to general advertisements or other solicitations for employment distributed publicly and not directed at, or in communication with, any particular employee or group of employees.

(c) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Seller shall not directly or indirectly solicit, knowingly persuade or induce any proprietor, lender, joint venturer, lessor, customer, supplier or vendor which has a business relationship involving the Business, to discontinue, reduce or modify in a manner adverse to the Business such relationship with the Purchaser. Subject to the foregoing sentence, Seller and its Associates may have a business relationship with such proprietors, lenders, joint venturers, lessors, customers, suppliers or vendors that is unrelated to the Business as conducted as of the Closing Date or not competitive with the Business as conducted as of the Closing Date.

(d) In the event that the covenants in this Section 5.6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great of time or over too great a geographical areas or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e) Seller acknowledges that a breach of the covenants contained in this Section 5.6 may cause irreparable damage to the Purchaser and the Business, the exact amount which will be difficult to ascertain, and that remedies at law for any such breach may be inadequate. Accordingly, the Seller agrees that if it or any of its Associates breach any of the covenants contained in this Section 5.6, in addition to any other remedy which may be available at law or in equity, Purchaser shall be entitled to specific performance and injunctive relief, without posting bond or any other security.

Section 5.7 Use of Seller Names and Marks. Purchaser acknowledges and agrees that on the Closing Date, subject to Seller’s and its Associates’ performance of services under the Transition Services Agreement, the Purchaser shall cease and discontinue all uses of the “ITT” and “Cleveland Motion Controls” (together, the “ITT Name”) and any use of the ITT Name in any logos and trademarks, and complete the removal of the ITT Name from all products, technical information and promotional materials (physical as well as electronic). Notwithstanding the foregoing, the Purchaser shall be permitted to use the ITT Name: (a) on products, technical information and other deliverables to the extent specifically required for the Purchaser to comply with the requirements of any Assigned Contract, (b) on existing hardcopy brochures and invoices for ten (10) days following the Closing Date, and/or (c) on finished goods and inventory for thirty (30) days following the Closing Date. The Purchaser agrees that from and after the Closing Date that it (x) will not expressly, or by implication, do business as or represent itself as the Seller, or (y) with respect to products or services sold or provided by it after the Closing Date, will not represent that such products or services are those of the Seller. The Purchaser acknowledges and agrees that it shall not have any rights in the ITT Name and shall not contest the ownership or validity of any rights of the Seller in or to the ITT Name.

Section 5.8 Warranty Obligations. Following the Closing, the Purchaser will perform all Warranty Obligations. Warranty Obligations to be paid, performed and discharged by the Purchaser hereunder will be limited to the obligations stated under the applicable warranties of the Seller. Products will be deemed to be “maintained and sold” prior to the Closing Date if such products were completed, sold and shipped prior to the Closing Date or were in finished goods Inventory. Products that were not completed prior to the Closing Date or were in raw materials or work in process Inventory will not be deemed to have been manufactured and sold prior to the Closing Date and any warranty obligations with respect to such products will be the sole responsibility of the Purchaser. As consideration for the Purchaser’s performance of the Warranty Obligations, the Seller will pay to the Purchaser on a monthly basis the direct cost (material, labor and overhead, without mark-up) incurred by the Purchaser in performing any Excluded Warranty Obligations. The Purchaser will submit an invoice to the Seller on a monthly basis for all such costs incurred during the preceding calendar month. All amounts reflected on such invoices will be payable within ten (10) Business Days after the Seller’s receipt thereof.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION

Section 6.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive until the date that is eighteen (18) months from the Closing Date, except (i) the Fundamental Representations shall survive the Closing indefinitely; (ii) the representations and warranties set forth in Section 3.21 (Environmental Matters) shall survive for a period of five (5) years following the Closing Date; and (iii) the representations and warranties set forth in Sections 3.16 (Employee Benefit Plans) and 3.17 (Tax) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (such survival periods, the “Survival Periods”); provided, however, that in all cases, representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

Section 6.2 Indemnification.

(a) Subject to the other provisions of this Article VI, the Seller agrees to indemnify the Purchaser and the Parent, and their respective officers, directors, employees and agents (each individually a “Purchaser Indemnitee” and collectively the “Purchaser Indemnitees”) and to hold each Purchaser Indemnitee harmless from and against all damages (excluding consequential, indirect, special or punitive damages), losses and expenses (including reasonable attorneys’ fees and expenses) (“Losses”) actually suffered by Purchaser or Parent caused by or arising out of any:

(i) any breach of any representation or warranty of Seller contained in this Agreement;

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(iii) any claim in respect of any liabilities resulting from acts or omissions of the Seller on or prior to the Closing Date, including , but not limited to, any claim or liability with regard to any Tax arising with respect to, resulting from or attributable to any period or portion thereof ending on or prior to the Closing Date, other than Assumed Liabilities; and

(iv) the Excluded Liabilities.

(b) Subject to the other provisions of this Article VI, the Purchaser and the Parent, jointly and severally, agree to indemnify the Seller, and its respective officers, directors, employees and agents (each individually a “Seller Indemnitee,” and collectively the “Seller Indemnitees”) and to hold each Seller Indemnitee harmless from and against all Losses caused by or arising out of any:

(i) any breach of any representation or warranty of Purchaser or Parent contained in this Agreement;

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement;

(iii) any claim in respect of any liabilities resulting from acts or omissions of the Purchaser or Parent on or after the Closing Date, and

(iv) failure of the Purchaser to discharge any Assumed Liabilities.

Section 6.3 Limitations on Liabilities.

(a) Notwithstanding the provisions of this Article VI, (i) the Seller shall not have any liability to Purchaser Indemnitees under Section 6.2(a)(i) unless and until the amount of the aggregate indemnification obligations exceed Forty Five Thousand Dollars ($45,000.00) (the “Threshold”), whereupon the Seller shall indemnify the Purchaser Indemnitees for the amount of all Losses solely to the extent that such Losses exceed the Threshold, and (ii) the aggregate amount of the Seller’s liability under Section 6.2(a)(i) shall not exceed fifteen percent (15%) of the Purchase Price, except (A) with respect to a breach of a Fundamental Representation of Seller, in which case the aggregate amount of the Seller’s liability under Section 6.2(a)(i) shall not exceed one hundred percent (100%) of the Purchase Price, or (B) in the case of fraud or willful misconduct by such party, in which case there shall be no cap on the aggregate amount of the Seller’s liability.

(b) Notwithstanding the provisions of this Article VI, (i) neither the Purchaser nor the Parent shall have any liability to Seller Indemnitees under Section 6.2(b)(i) unless and until the amount of the aggregate indemnification obligations exceed the Threshold, whereupon the Purchaser and the Parent shall indemnify the Seller Indemnitees for the amount of all Losses solely to the extent that such Losses exceed the Threshold, and (ii) the aggregate amount of the Purchaser’s and Parent’s joint liability under Section 6.2(b)(i) shall not exceed fifteen percent (15%) of the Purchase Price, except (A) with respect to a breach of a Fundamental Representation of Purchaser, in which case the aggregate amount of the Purchaser’s and Parent’s joint liability under Section 6.2(b)(i) shall not exceed one hundred percent (100%) of the Purchase Price, or (B) in the case of fraud or willful misconduct by such party, in which case there shall be no cap on the aggregate amount of the Purchaser’s and Parent’s joint liability.

(c) The amount of any Losses for which indemnification is provided to a Seller Indemnitee or a Purchaser Indemnitee shall be net of any actual cash insurance recoveries or recoveries of indemnities from any third parties of the indemnified party. If a party obtains such a recovery, such party’s indemnity claim shall not be offset to the extent of the party’s expenses in obtaining such recovery. Each Person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all commercially reasonable steps to mitigate all Losses after becoming aware of any event or circumstance that could reasonably be expected to give rise to Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(d) Payments by a Seller Indemnitee or a Purchaser Indemnitee in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the indemnified party.

(e) The obligations to indemnify and hold harmless pursuant to Section 6.2 shall survive the consummation of the transactions contemplated hereby until the end of the applicable Survival Periods, except for claims for indemnification with respect to which an indemnified party provides a notice for such claim on or before the expiration of the Survival Period, which claims shall survive until final resolution thereof.

(f) All indemnification payments under Article VI shall be adjustments to the Purchase Price except as otherwise required by applicable Law.

Section 6.4 Indemnification Procedure as to Third Party Claims.

(a) Promptly after a Purchaser Indemnitee or a Seller Indemnitee (individually, an “Indemnitee”) obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.4 as a “Claim”), in respect of which an Indemnitee is entitled to indemnification under this Agreement, such Indemnitee shall notify the indemnitor under this Agreement (the “Indemnitor”) of such Claim in writing, provided, however, that any failure to give such notice (i) will not waive any rights of the Indemnitee except to the extent that the rights of the Indemnitor are prejudiced thereby, and (ii) will not relieve the Indemnitor of its obligations as hereinafter provided in this Section 6.4 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnitee to the Indemnitor, the Indemnitor shall, subject to the provisions of Section 6.4(b) below, be entitled to assume the defense and settlement of such Claim with counsel reasonably satisfactory to the Indemnitee at the Indemnitor’s sole risk and expense upon notice to the Indemnitee within fifteen (15) days of the notice of the applicable Claim; provided, however, that the Indemnitee (i) shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) shall cooperate with the Indemnitor in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitor, and (iii) shall have the right to pay or settle such Claim at any time in which event the Indemnitee shall be deemed to have waived any right to indemnification therefor by the Indemnitor. In the event that the Indemnitor elects not to assume the defense and settlement of a Claim, the Indemnitee shall be entitled to pursue the defense and settlement of such Claim with counsel of its choice and to be reimbursed by the Indemnitor for the reasonable attorney’s fees and expenses incurred with respect thereto, provided that the Indemnitor shall be entitled to join in the defense and settlement of such Claim and to employ counsel at its own expense.

(b) If (i) the Indemnitor fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (ii) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnitee, without waiving its right to indemnification, may assume the defense and settlement of such Claim, provided, however, that (i) the Indemnitor shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnitor shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee, and (iii) the Indemnitee shall not settle such Claim without soliciting the views of the Indemnitor and giving them due consideration.

(c) As used in this Section 6.4, the term Indemnitee shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnitee may be involved.

Section 6.5 Other Indemnification Claims. Any indemnification claim made by an indemnified party under this Article VI other than a claim relating to a third party shall be made in writing to the indemnifying party promptly after discovery of such claim describing the factual basis for such claim in reasonable detail to the extent then known to the indemnified party. Within thirty (30) days of its receipt of the indemnification claim, the indemnifying party shall notify the indemnified party in writing of any dispute relating to such indemnification claim containing sufficient detail to provide the indemnified party with notice of the dispute (a “Dispute”). The parties agree to use their reasonable efforts to resolve the Dispute in accordance with the provisions of, and procedure described in, Section 8.10.

Section 6.6 Sole Remedy. The Purchaser, the Parent, and the Seller acknowledge and agree that, except for the specific enforcement of rights and obligations as provided in this Agreement, the sole and exclusive remedy of each with respect to any and all Losses or any other damages or losses relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VI.

ARTICLE VII

EMPLOYEES AND EMPLOYEE BENEFITS

Section 7.1 Employment. The Purchaser shall offer employment, commencing as of the Closing Date to all employees of the Seller, as such employees are listed on Schedule 7.1(“Offered Employees”), as such list may be updated by the Purchaser prior to the Closing Date, contingent upon each of the Offered Employees submitting to and successfully completing a drug screening for illegal drugs promptly upon the request of the Purchaser. If there are any union employees, such drug screening for illegal drugs may be subject to the procedures, if any, set forth in the applicable collective bargaining agreement then in effect to which Seller is a signatory. Each Offered Employee who accepts such offer of employment with Purchaser and commences employment with Purchaser on the Closing Date is referred to herein as a “Transitioned Employee” and collectively as the “Transitioned Employees,” provided, however, that any employee of Seller who does not successfully complete the drug screening for illegal drugs shall not be a Transitioned Employee and any severance owed to such employee shall be paid by Seller. The Purchaser agrees that it shall not close the plant located at the Owned Real Property or terminate the employment without cause (which includes without limitation, failure to perform the requirements of the position in a satisfactory manner) of more than fifteen percent (15%) of the Transitioned Employees prior to the first anniversary of the Closing Date.

Section 7.2 Compensation and Employee Benefits. The Purchaser shall, effective as of the Closing Date, provide to the Transitioned Employees (i) base salaries at least equal to their base salaries on the date immediately preceding the Closing Date, and (ii) employee benefits under plans, programs and arrangements substantially equivalent in the aggregate to either (A) those provided pursuant to the plans, programs and arrangements (other than any related to the equity securities of a Seller) of the Seller in effect on the date immediately preceding the Closing

Date, or (B) those provided to comparably situated employees of the Purchaser; provided, however, that nothing herein shall prevent, from and after the Closing Date, the amendment or termination of any specific plan, program or arrangement or interfere with the Purchaser’s right or obligation to make such changes as are necessary to conform with applicable Laws. Except as provided in Section 7.3, Transitioned Employees shall be given credit for purposes of eligibility and vesting for all service with a Seller to the same extent as such service was credited for such purpose by such Seller, under each employee benefit plan, program or arrangement of the Purchaser in which the Transitioned Employees are eligible to participate; provided, however, that in no event shall any Transitioned Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Except as set forth in Schedule 7.2, in the event that any Transitioned Employee is terminated without cause by the Purchaser prior to the one-year anniversary of the Closing Date, the Purchaser shall pay to such Transitioned Employee severance in an amount equal to the greater of (i) the severance amount determined under the severance policies of the Purchaser, or (ii) the severance amount determined under the severance policies applicable to the Employees immediately prior to the Closing, as described on Schedule 7.2.

Section 7.3 Healthcare Plans.

(a) Effective as of the Closing Date, pursuant to Section 7.2, Purchaser shall offer to each Transitioned Employee the opportunity to elect healthcare coverage. If a Transitioned Employee who is offered such coverage fails to elect it in a timely fashion then, absent a change in status event permitting mid-year elections, such Transitioned Employee may not elect healthcare coverage until the next open enrollment period. Purchaser shall cause each healthcare plan of the Purchaser in which the Transitioned Employees participate to (i) waive any preexisting condition limitations for conditions covered under the applicable healthcare plans of the Seller, except that Purchaser may require any Transitioned Employee or eligible dependent thereof who immediately prior to the Closing Date is in the process of satisfying any similar limitations under such plans of any Seller to fully satisfy the balance of the applicable time period for such limitation under the healthcare plans of the Purchaser, and (ii) honor any deductible and out-of-pocket expenses due to co-insurance actually incurred by the Transitioned Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation in a plan of the Purchaser; provided, however, that no such expenses shall be carried over from any preceding calendar year.

(b) (i) The Seller shall be responsible for payment of any premiums for all of the Seller’s welfare benefit plans, programs and arrangements provided to the Employees as of the the Closing Date (“Seller’s Welfare Benefit Programs”) relating to periods prior to 11:59 p.m. Massachusetts time of the Closing Date (the “Effective Benefits Time”) and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of the Seller’s Welfare Benefit Program and incurred prior to the Effective Benefits Time, irrespective of whether any such claim is filed or submitted after the Effective Benefits Time.

(ii) Purchaser shall be responsible for payment of any premiums relating to periods from and subsequent to the Effective Benefits Time for any welfare benefit plans, programs and arrangements which Purchaser at its sole discretion, subject to the requirements of Section 7.2 hereof, may provide to the Transitioned Employees from and after the Effective Benefits Time (“Purchaser’s Welfare Benefits Program”) and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of Purchaser’s Welfare Benefits Program and incurred from and subsequent to the Effective Benefits Time.

Section 7.4 Seller Savings Plan. From and after the Closing Date, the Purchaser shall permit the Transitioned Employees to immediately participate in the Purchaser’s 401(k) Plan (the “Purchaser Savings Plan”). The Purchaser shall cause the Purchaser’s Savings Plan to recognize service of Transitioned Employees with the Seller attributable to any period before the Closing Date for purposes of vesting thereunder. The Purchaser shall cause the trustee of the Purchaser Savings Plan to accept on behalf of such plan a rollover contribution from any Transitioned Employee or a direct rollover from the trustee of the Seller’s 401(k) Savings Plan (the “Seller Savings Plan”) of a cash amount representing such Transitioned Employee’s interest under the Seller Savings Plan (including for this purpose, any loan to such Transitioned Employee which is part of such Transitioned Employee’s account balance, provided that the loan is rolled over to the Purchaser’s Savings Plan before the loan is treated as a deemed distribution under the Seller Savings Plan).

Section 7.5 Terminations or Layoffs. In the event of any termination or layoff by Purchaser of any Transitioned Employee on or after the Closing Date, Purchaser will comply fully with all applicable Laws, including without limitation any laws relating to employee notification (such as WARN and any related state laws in the United States), and all laws relating to discrimination in employment or unfair employment practices. Purchaser will be responsible for all costs related to such termination or layoff of any Transitioned Employee, including but not limited to severance expenses (including without limitation any periodic or lump sum severance payments and any employee benefits provided in connection with such severance payment), COBRA continuation benefits, penalties, damages and attorneys’ fees related thereto.

Section 7.6 Vacation; Sick Time. The Purchaser shall provide all Transitioned Employees with full credit for all accrued and unused, as of the Closing Date, vacation days and sick days to the extent such accrued and unused vacation and sick days are set forth on Schedule 3.24(b) hereto.

Section 7.7 Flexible Spending Accounts. Effective as of the Closing Date, Purchaser shall provide Transitioned Employees with a flexible spending account benefits plan (or plans) in accordance with Section 7.2. Following the Effective Benefits Time, the Seller shall cause the accounts under its flexible spending account plan for each Transitioned Employee to be transferred to Purchaser’s flexible spending account plan, and Purchaser agrees that such accounts shall be available to each such Transitioned Employee in the same manner they were available under Seller’s flexible spending account plan.

Section 7.8 Disability. An Offered Employee who is absent from work due to Disability as of the Closing Date shall, contingent on such Offered Employee submitting to and successfully completing a drug screening test for illegal drugs, subject to the procedures, if any, set forth in the applicable collective bargaining agreement then in effect, shall be treated as a Transitional Employee at such time as his or her Disability does not affect his or her ability to perform the position held by such individual with the Business prior to such Disability.

Section 7.9 Assistance. The Seller and Purchaser agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Article VII, including the provision of records (including payroll records) and information as each may reasonably requested from the other.

Section 7.10 No Assumption of Plans. With respect to the Transitioned Employees, Purchaser is not assuming, and will not have any responsibility for the continuation of any employee benefit plan, and Purchaser will not be deemed to be a successor employer to the Seller with respect to any such plan. No employee benefit plan adopted or maintained by Purchaser with respect to the Transitioned Employees will be deemed a successor plan of the Seller.

Section 7.11 Purchaser’s Actions. Nothing in this Article VII shall require the continued employment of any Person or prevent the Purchaser from taking any action or refrain from taking any action which the Seller or any Associates of Seller, prior to the Closing Date, could have taken or refrained from taking.

Section 7.12 No Third Party Rights. No provision of this Article VII shall create nor is intended to create nor shall be construed to confer: (i) any third party beneficiary rights in any employee or former employee, or any beneficiary or dependent thereof, of the Business, the Seller, any Associate of Seller, or the Purchaser in respect of continued employment or resumed employment or in respect of any benefits that may be provided, directly or indirectly, under the employee benefit plans, program, policy, practices, or arrangement of the Business, the Seller, any Associate of Seller, or the Purchaser whether prior to, on, or after the Closing Date; or (ii) any rights, remedies, obligations, or liabilities, legal or equitable, on any person, firm, corporation, organization, or other entity other than the Seller and the Purchaser (or their respective successors and assigns).

Section 7.13 M&A Qualified Beneficiaries. The parties agree that Seller shall be solely responsible for satisfying the continuation coverage requirements of Code Section 4980B of the Code for all individuals who are “M&A Qualified Beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. For purposes of clarification, a Transitioned Employee who accepts healthcare coverage with Purchaser shall not be deemed to be an M&A Qualified Beneficiary.

Section 7.14 No Modification. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Books and Records. At reasonable times after the Closing (a) the Purchaser shall make available to the Seller for inspection and copying the books and records which are Purchased Assets to the extent reasonably required by the Seller for tax, financial reporting and other purposes, and (b) the Seller shall make available to the Purchaser for inspection and copying any of Seller’s books and records relating to the Business which are not Purchased Assets to the extent reasonably required by the Purchaser for such purposes. Neither the Seller on the one hand nor the Purchaser on the other hand will dispose of any of such books and records without first offering them to the other.

Section 8.2 Further Assurances and Assistance. The Seller, the Purchaser, and the Parent agree that each will execute and deliver to the other any and all documents, and take such further acts, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement.

Section 8.3 Press Releases and Public Announcements.

(a) Neither Seller nor Purchaser or Parent shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other; except as may be required by applicable Law (including the Exchange Act), provided, however, that the Seller, the Purchaser, Parent and their respective corporate parents may make any public disclosure it believes in good faith is required by applicable Law (including the Exchange Act), in which case such party will use commercially reasonable efforts to advise the other party prior to such disclosure. The parties acknowledge that (i) Parent’s ultimate parent and ITT are publicly held companies subject to disclosure and reporting requirements under the Exchange Act and (ii) the entry into this Agreement may require Parent’s ultimate parent and ITT to disclose this Agreement and/or its subject matter by filing a Current Report on Form 8-K and include this Agreement and/or its subject matter in disclosures set forth in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of ITT and Parent’s ultimate parent.

(b) If the receiving party of any public announcement or statement for review pursuant to this Section 8.3 does not respond within twenty-four (24) hours from submission, such press release, filing, or public disclosure shall be deemed approved. While the reviewing party shall review comments by such receiving party in good faith, the disclosing party shall have no obligation to accept or incorporate any such comments if the proposed disclosure is required by applicable Law (including the Exchange Act).

Section 8.4 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be given:

if to Purchaser, to:

SLMTI DS LLC

2002 Black Oak Ave.

Montevideo, MN 56265

Attention: Louis J. Belardi

Email: (856) 727-1683

Facsimile: louis.belardi@slindustries.com

if to Parent to:

SL Montevideo Technology, Inc.

520 Fellowship Road, Suite A114

Mt. Laurel, New Jersey 08054

Attention: Louis J. Belardi

Facsimile: (856) 727-1683

E-mail: louis.belardi@slindustries.com

With a copy to:

Olshan Frome Wolosky LLP

65 East 55th Street

New York, New York 10022

Attention: Adam W. Finerman, Esq.

Email: afinerman@olshanlaw.com

Facsimile: 212.451.2222

if to the Seller or ITT, to:

ITT Corporation

1133 Westchester Avenue

White Plains, New York 10604

Attention: Mary Beth Gustafsson

Email: marybeth.gustafsson@itt.com

Facsimile: (914) 696-2990

With a copy to:

Day Pitney LLP

One International Place

Boston, MA 02110

Attention: Jeffrey A. Clopeck, Esq.

Email: jaclopeck@daypitney.com

Facsimile: (617) 345-4745

or such other address or facsimile number as such parties may hereafter specify by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.4 and the appropriate acknowledgment of receipt of such facsimile is received, or (ii) if given by any other means, when delivered at the address specified in this Section 8.4.

Section 8.5 Transaction Expenses. Each party to this Agreement shall bear and be responsible for all fees, costs and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such party with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby. Any related recording, filing fees or transfer taxes shall be the obligation of the party customarily responsible for same in the county of Northern Middlesex, Massachusetts.

Section 8.6 Bulk Transfer Laws. The parties hereto hereby waive compliance with any provisions of the so-called “bulk transfer laws” (Article 6 of the Uniform Commercial Code) of any relevant jurisdiction which may be applicable to the transactions contemplated by this Agreement.

Section 8.7 Miscellaneous Taxes and Expenses. Any sales, use or other tax or recording cost imposed upon the transfer of the assets and business to be acquired by the Purchaser pursuant to this Agreement shall be paid by the Purchaser. All ad valorem property taxes and all rentals, water, electricity, gas, telephone and other similar and usual expenses in respect of the Owned Real Property and the Business shall be apportioned as of the Closing Date.

Section 8.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 8.9 Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of New York, without giving effect to any rules governing the conflicts of law.

Section 8.10 Disputes. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be held in New York, New York. Each party thereto shall pay his own expenses, and the fee of the arbitrator and the administrative fee of the AAA shall be paid one half by the Purchaser and one half by the Seller. The provisions of this Section 8.10 shall not be construed to limit the right or obligation of an Indemnitor pursuant to Section 6.4 to participate in or assume the defense of a Claim, nor to entitle an Indemnitor to relitigate in an arbitration proceeding issues determined in a court proceeding.

Section 8.11 Entire Agreement; Third Party Rights. This Agreement, the Transaction Documents, the Schedules and the Exhibits hereto constitute the entire understanding of the parties, supersede any prior agreements or understandings, written or oral, between the parties with respect to the subject matter thereof, and are not intended to confer upon any other person any rights or remedies.

Section 8.12 Amendment; Waiver. This Agreement shall not be amended or modified except by written agreement executed by each of the parties hereto. No provision hereof shall be deemed waived except in writing executed by the waiving party.

Section 8.13 Effect of Captions. The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

Section 8.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the day and year first above written.

ITT TORQUE SYSTEMS, INC.

By:	/s/ Denise Brower
Name: Denise Brower
Title: Authorized Signatory

SLMTI DS LLC

By:	/s/ Thomas H. Lemley
Name: Thomas H. Lemley
Title: President

SL MONTEVIDEO TECHNOLOGY, INC.

By:	/s/ Thomas H. Lemley
Name: Thomas H. Lemley
Title: President

EXHIBIT A

Assumed Liabilities

1. Commitments or obligations arising under the Assigned Contracts, to the extent arising or due to be performed following the close of Business on the Closing Date, including the Accounts Payable.

2. The Accounts Payable, including those set forth on the exhibit attached hereto.

3. The Assumed Warranty Obligations.

4. See attached.

EXHIBIT B

Excluded Assets

•	The Business has not operated as a separate “stand alone” entity. As a result, certain Affiliates of Seller perform administrative and other similar services on behalf of Seller under a shared services arrangement. Neither the services performed under the shared services arrangement nor the assets associated therewith are Purchased Assets. These services will continue to be performed by Seller or its Affiliates pursuant to the Transition Services Agreement for the applicable periods set forth therein.

•	ITT Signage.

•	Registered Trademark for “Cleveland Machine Controls” US Reg. No: 1732505 and associated common law rights

•	Registered Trademark for “ITT” US Reg. Nos. 3,108,719 and 3,785,795 and associated common law rights

•	Oracle EBS R12 ERP

EXHIBIT G

Allocation of Purchase Price

Owned Real Property-$2,000,000

The balance of the Purchase Price to be allocated among the remainder of the Purchased Assets as mutually agreed between the parties within sixty (60) days after the Closing Date.

EXHIBIT H

Form of Guaranty

GUARANTY

This Guaranty (this “Guaranty”) is made and delivered as of May     , 2015, by ITT Corporation, an Indiana corporation (“Guarantor”) in favor of SLMTI DS LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used but not defined in this Guaranty shall have the meanings ascribed to them in the Purchase Agreement (defined below).

WHEREAS, ITT Torque Systems, Inc. an Ohio corporation (“Seller”), Purchaser and SL Montevideo Technology, Inc., a Minnesota corporation and parent of Purchaser (the “Parent”) have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Purchaser will purchase certain assets from Seller;

WHEREAS, Purchaser is a wholly owned indirect subsidiary of Guarantor; and

WHEREAS, a condition to Purchaser entering into the Purchase Agreement is that Guarantor execute and deliver this Guaranty.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and in order to induce Purchaser to enter into the Purchase Agreement, the Guarantor hereby agrees as follows:

1. Guarantor irrevocably and unconditionally guarantees to Purchaser the prompt performance by Seller of all of Seller’s covenants, obligations and agreements under the Purchase Agreement and the Transaction Documents (including the Environmental Side Letter) that survive the Closing, including but not limited to indemnification obligations (collectively, the “Obligations”). Any recovery under this Guaranty shall include without limitation, all costs and expenses (including reasonable attorneys’ fees) attributable to the Purchaser’s successful exercise of its legal remedies against the Guarantor.

2. The obligations of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and shall remain in full force and effect until the Obligations shall have been satisfied in full, it being the express purpose and intent of Guarantor that its obligations hereunder shall not be discharged except by payment, performance, discharge or other satisfaction in full of all of Guarantor’s obligations hereunder. Such obligations shall not be in any manner whatsoever affected, modified or impaired by the happening from time to time of any assignment of the Obligations to a third party or any event or action that would, in the absence of this clause, result in the release or discharge of Guarantor, by operation of law or otherwise, from the performance of observance of any obligation, covenant or agreement contained in this Guaranty, or the default or failure of Guarantor to perform fully any obligations set forth in this Guaranty.

3. Guarantor waives diligence, presentment, protest, notice, demand, dishonor and notice of dishonor and any other defenses available to it hereunder as a surety and agrees to be bound to the Obligations as fully as if it were a co-obligor. The parties to the Purchase Agreement may enter into any amendment, waiver or modification of the Purchase Agreement or other Transaction Document, whether or not such amendment, waiver or modification would in any way increase or decrease the extent of Guarantor’s obligations hereunder, without notice to or consent of Guarantor and without thereby releasing Guarantor hereunder or incurring any liability to Guarantor.

4. No failure or delay or lack of demand, notice or diligence in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guaranty.

5. This Guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collection. Purchaser need not exhaust or pursue any remedy or take any action in respect of the default of any Obligation guaranteed hereby prior to or as a condition to proceeding directly under this Guaranty against Guarantor.

6. Guarantor agrees that the obligation of Guarantor as a guarantor shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of the Seller in bankruptcy, resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

7. The validity of this Guaranty and the Guarantor’s obligations hereunder shall in no way be terminated, reduced, impaired or otherwise affected by reason of, and the Guarantor’s liability under this Guaranty shall be absolute and unconditional irrespective of any lack of validity or enforceability of the Purchase Agreement or any other Transaction Document; provided, however, that Guarantor reserves the right to assert any defense to any claim made by the Purchaser under this Guaranty that is otherwise available to Seller in response to claims made by the Purchaser against the Seller under the Purchase Agreement or any other Transaction Document.

8. This Guaranty is and shall be available to the successors and assigns of Purchaser and is and shall always be fully binding upon the successors and assigns of Guarantor, provided that Guarantor shall not assign any of its rights or obligations hereunder without the prior written consent of Purchaser.

9. Guarantor represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows: (a) Guarantor is a corporation, organized under the laws of Indiana, and has all requisite power and authority to enter into this Guaranty and consummate the transactions contemplated hereby; (b) Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (c) the execution, delivery and performance by Guarantor of this Guaranty, and the consummation by Guarantor of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Guarantor; (d) this Guaranty has been duly executed by Guarantor; and (e) this Guaranty constitutes a valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

10. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on the date first written above.

GUARANTOR: ITT CORPORATION

By:	/s/ Steven Giuliano
	Name:	Steven Giuliano
	Title:	VP and Chief Accounting Officer

Accepted: SLMTI DS LLC

By:	/s/ Thomas H. Lemley
	Name:	Thomas H. Lemley
	Title:	President